As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BILL BARRETT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1311	80-0000545
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

1099 18th Street, Suite 2300
Denver, Colorado 80202

(Address, including zip code, of Registrant’s principal executive offices)

Bill Barrett Corporation
Amended and Restated 2002 Stock Option Plan

Bill Barrett Corporation
2003 Stock Option Plan

Bill Barrett Corporation
2004 Stock Incentive Plan
(Full title of the plans)

Francis B. Barron
Senior Vice President — General Counsel
Bill Barrett Corporation
1099 18th Street
Suite 2300
Denver, CO 80202
(303) 293-9100
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christine B. LaFollette
Mark Zvonkovic
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St.
44th Floor
Houston, TX 77002
(713) 220-5896

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.001 per share (including the associated preferred stock purchase rights)(3)	6,585,333	$31.28	$205,989,217	$24,245

(1)	The total number of shares issuable upon the exercise of options, the vesting of restricted awards and the granting, exercise or vesting of certain other awards pursuant to the Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan, the Bill Barrett Corporation 2003 Stock Option Plan and the Bill Barrett Corporation 2004 Stock Incentive Plan, and the total number of shares previously issued upon the exercise of options under the Amended and Restated 2002 Stock Option Plan and the 2003 Stock Option Plan. Pursuant to Rule 416(a), this Registration Statement also covers an indeterminate number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the plans.

(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based on the average of the high and low sales prices of Bill Barrett Corporation’s common stock on December 16, 2004, as quoted on the New York Stock Exchange.

(3)	This registration statement also relates to preferred stock purchase rights to purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the registrant, which are attached to all shares issued, pursuant to the terms of a rights agreement. Until the occurrence of the prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee for such rights is included in the fee for the common stock.

EXPLANATORY NOTE

          This registration statement on Form S-8 (this “Registration Statement”) of Bill Barrett Corporation is prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register up to 6,585,333 shares of its common stock, par value $0.001 per share, which includes the registration for reoffer and resale of up to 183,760 shares previously issued upon exercise of options granted pursuant to the Company’s Amended and Restated 2002 Stock Option Plan and 2003 Stock Option Plan. Prior to the filing of this Registration Statement, those 183,760 shares held by selling stockholders were deemed to be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act.

           This Registration Statement also includes a reoffer prospectus, which may be utilized for reofferings and resales on a continuous or delayed basis in the future of up to 183,760 restricted shares of common stock acquired by selling stockholders prior to the date of the reoffer prospectus pursuant to the Amended and Restated 2002 Stock Option Plan and 2003 Stock Option Plan. The materials that follow Part I of this Registration Statement up to Part II of this Registration Statement constitute the reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8. The amount of securities to be offered or resold under the reoffer prospectus by each stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

            The documents containing the information required by Part I of this Registration Statement will be sent or given to our employees, officers and directors, as specified by Rule 428(b)(1) under the Securities Act. Those documents do not need to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”).

Item 2. Registrant Information and Employee Plan Annual Information.

          All Information required by Part I, which is contained in the Section 10(a) Prospectus referenced in Item 1 of this Part I, is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

I-1

REOFFER PROSPECTUS

183,760 Shares

Bill Barrett Corporation

Common Stock

          This reoffer prospectus covers up to 183,760 shares of common stock, par value $0.001 per share, of Bill Barrett Corporation, a Delaware corporation (the “Company”). Such shares have been acquired by employees, officers and directors of the Company pursuant to options granted under the Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan (the “2002 Plan”) and the Bill Barrett Corporation 2003 Stock Option Plan (the “2003 Plan”). Shares acquired pursuant to the 2002 Plan or 2003 Plan prior to the effective date of a registration statement covering securities issued under the 2002 Plan or 2003 Plan, respectively, are “restricted securities” pursuant to Rule 144, whether or not held by affiliates of the Company. In connection with such resales or reoffers for sale, certain employees, officers and directors of the Company and the brokers through whom those shares may be sold may be deemed to be “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).

          The Company’s securities are currently traded on the New York Stock Exchange (“NYSE”) under the symbol “BBG.” On December 22, 2004 the closing sale price of the common stock was $31.69.

          The shares may be offered by the selling stockholders from time to time through or to brokers in the over-the-counter market or otherwise at prices acceptable to the selling stockholders. The Company will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. All costs incurred in connection with the registration of the shares are being borne by the Company.

          The amount of securities to be offered or resold under this prospectus by each stockholder and any other person with whom he or she is acting in concert, for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e).

          An investment in these securities involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of the common stock.

          These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is December 23, 2004.

WHERE YOU CAN FIND MORE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, under those requirements, it files reports and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including our company, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our Exchange Act filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC’s regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and at 233 Broadway, New York, NY 10279. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

          This prospectus is a part of a Registration Statement on Form S-8 (together with all amendments and exhibits referred to as the Registration Statement) filed by the Company with the SEC under the Securities Act. This prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the common stock offered. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents, which have been filed with the SEC, together with any amendments to those documents, are incorporated by reference into this prospectus:

•	Our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act;

•	Our current reports on Form 8-K as filed on December 15, and December 20, 2004; and

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-32367) filed with the SEC pursuant to Section 12(b) of the Exchange Act on December 2, 2004, as amended on December 20, 2004, and including any other amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

          You may request a copy of these filings, at no cost, by writing to Francis Barron, Senior Vice President — General Counsel and Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, CO 80202, or by calling him at (303) 293-9100.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains and incorporates by reference forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	identified drilling locations;

•	exploration and development drilling prospects, inventories, projects and programs;

•	natural gas and oil reserves;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.

          All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology.

          The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

SUMMARY

          The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section, and the documents and information incorporated by reference into this prospectus.

          This reoffer prospectus relates to a maximum of 183,760 shares of our common stock that may be offered and resold from time to time by the selling stockholders identified in this prospectus. It is anticipated that the selling stockholders will offer shares for sale at prevailing market prices on the NYSE on the date of sale. We will not receive any proceeds from these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

Overview

          Bill Barrett Corporation is a rapidly growing independent oil and gas company focused on natural gas exploration and development in the Rocky Mountain region. We have exploration and development projects in the Piceance, Wind River, Uinta, Powder River, Williston, Green River, Denver-Julesburg, Paradox and Big Horn Basins. Our management has an extensive track record with expertise in the full spectrum of Rocky Mountain plays. Our strategy is to maximize stockholder value by leveraging our management team’s experience in finding and developing oil and gas in the Rocky Mountain region to profitably grow our reserves and production, primarily through the drill-bit.

          We began operations in March 2002. All eleven of our corporate officers worked together as executives or advisors for many years with Barrett Resources Corporation, a publicly-traded Rocky Mountain oil and gas company that was founded in 1980 and sold in 2001 in a transaction valued at approximately $2.8 billion. Since our inception, we have assembled a property base in nine key basins. We focus on both conventional and unconventional Rocky Mountain plays, including basin-centered gas, tight gas sands, structural and stratigraphic oil and natural gas, coalbed methane, biogenic gas and fractured shale gas plays. Our development drilling programs in the Piceance, Wind River, Uinta, Powder River and Williston Basins are generating growth in our production and proved reserves. As of December 9, 2004, we were active in 22 exploration projects and held over 820,000 net undeveloped leasehold acres as well as an additional 125,000 net undeveloped acres that are subject to a drill-to-earn agreement.

          For 2004, we estimate that our capital expenditures will be approximately $191 million to participate in drilling 286 gross wells across our exploration and development projects and to pursue other exploration activities and infrastructure projects. We spent $144 million to participate in drilling 195 gross wells and other activities and projects during the nine months ended September 30, 2004. Additionally, for acquisitions of natural gas and oil properties in 2004, we estimate our capital expenditures will be $157 million, including $140 million for our acquisition of properties in the Piceance Basin in September 2004.

          From inception through September 30, 2004, we participated in drilling 382 gross wells, of which 369 gross wells, or 97%, have been completed as producing wells or are in the process of being completed or dewatering. Subsequent to September 30, 2004, we determined that two development wells in progress at September 30, 2004 were dry holes.

          As of December 31, 2003, our estimated net proved reserves were 204 Bcfe, of which approximately 89% were natural gas. In September 2004, we produced 89.0 MMcfe/d, net to our interest, of which approximately 90% was natural gas. Our September 2004 production represents a 71% increase from our production in September 2003. We operated approximately 92% of our September 2004 production.

Risk Factors

          An investment in the common stock offered in this prospectus involves a high degree of risk. See “Risk Factors.”

Our Corporate Information

          Our company was founded in 2002 and is incorporated in Delaware. Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and our telephone number at that address is (303) 293-9100. Our website address is www.billbarrettcorp.com. The information found on our website is not a part of this prospectus.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained and incorporated by reference in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company.

Risks Related to the Oil and Natural Gas Industry and Our Business

Oil and natural gas prices are volatile and a decline in oil and natural gas prices can significantly affect our financial results and impede our growth.

          Our revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Changes in oil and natural gas prices have a significant impact on the value of our reserves and on our cash flow. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the domestic and foreign supply of oil and natural gas;

•	the price of foreign imports;

•	overall domestic and global economic conditions;

•	political and economic conditions in oil producing countries, including the Middle East and South America;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the level of consumer product demand;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities; and

•	the price and availability of alternative fuels.

          Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our estimates of development costs increase, production data factors change or our exploration results deteriorate, successful efforts accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carry amount may not be recoverable or whenever management’s plans change with respect to those assets. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

Our business is difficult to evaluate because we have a limited operating history.

          In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. We were formed in January 2002 and, as a result, we have a limited operating history.

We have incurred losses from operations during certain periods since our inception and may continue to do so in the future.

          We incurred net losses of $5.0 million and $4.0 million in the period from January 7, 2002 (inception) through December 31, 2002 and the year ended December 31, 2003, respectively, and $2.6 million in the nine months ended September 30, 2003. Our development of and participation in an increasingly larger number of prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit, and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

          No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may be incorrect. We prepare our own estimates of proved reserves, which are reviewed by independent petroleum engineers. Over time, our internal engineers may make material changes to reserve estimates taking into account the results of actual drilling, testing, and production. Also, we make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Some of our reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. At year end 2003, we revised our proved reserves downward from our 2002 reserve report by approximately 41 Bcfe. The majority of the downward revision was due to reclassifying deep proved undeveloped reserves and reevaluating the economic potential of behind pipe reserves in the Wind River Basin as a result of a periodic review of our reserves and reserve evaluation methodologies and an analysis of the results of our recompletion program. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of oil and gas we ultimately recover being different from our reserve estimates.

          The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated oil and natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	actual prices we receive for oil and natural gas;

•	the amount and timing of actual production;

•	supply of and demand for oil and natural gas; and

•	changes in governmental regulations or taxation.

          The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. For example, if natural gas prices decline by $0.10 per Mcf, then the PV-10 of our proved reserves as of December 31, 2003 would decrease from $521 million to $509 million.

          Our independent engineers perform a well-by-well review of all of our properties and of our estimates of proved reserves, but the review report they issue to us only addresses the total amount of our estimates for the sum of all properties covered by our reserve report. These review reports do not state the degree of their concurrence with the accuracy of our estimate for the proved reserves attributable to our interest in any specific basin, property or well, although this information is generated by the independent engineers as a basis for their review report. In a well-by-well comparison by the independent engineers, differences of greater or less than 10% exist. For estimates of proved reserves at June 30, 2004, these comparisons by the independent engineers arrived at reserve estimates that are greater than 10% above or below our own estimates for approximately 40% of our conventional wells, which represents approximately 39% of the total proved reserves covered in the review reports. In its review of our reserve estimates at September 1, 2004 for the properties we acquired on that date in the Piceance Basin, Ryder Scott Company arrived at reserve estimates that are greater than 10% above or below our own estimates for approximately 63% of the wells, which comprise approximately 54% of the proved developed producing reserves covered by our report, and for approximately 25% of the proved developed but not producing properties, which represent approximately 21% of the reserve estimates covered by the report. In the case of the properties reviewed by each of the two independent engineers, our estimates of proved reserves at December 31, 2003, June 30, 2004 and, for the Piceance Basin properties, at September 1, 2004 in the aggregate were 6.7%, 6.9% and 4.8%, respectively, above those of Ryder Scott Company, L.P. and at December 31, 2003 and June 30, 2004 in the aggregate were 5.1% and 5.5%, respectively, above Netherland, Sewell & Associates, Inc.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

          Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our reserve report at June 30, 2004, shows an estimated decline rate after 2005 of approximately 13% per year in our total estimated proved reserves at June 30, 2004. Because total estimated proved reserves include our proved undeveloped reserves at June 30, 2004, production will decline at this rate even if those proved undeveloped reserves are developed and the wells produce as expected. This rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can change under other circumstances. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities.

          We describe some of our current prospects and our plans to explore those prospects in this prospectus. A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of natural gas or oil. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable. From inception through September 30, 2004, we participated in drilling a total of 382 gross wells, of which 13 have been identified as dry holes. Subsequent to September 30, 2004, we determined that two development wells in progress at September 30, 2004 were dry holes. If we drill additional wells that we identify as dry holes in our current and future prospects, our drilling success rate may decline and materially harm our business. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

Many of our leases in the Powder River Basin are in areas that have been partially depleted or drained by offset wells.

          The Powder River Basin represents a significant part of our drilling program and production growth in 2004. Our development operations are conducted in seven project areas in this basin. Nearly all of our operations are in coalbed methane plays. Our key project areas are located in both the Big George and Wyodak fairways, which has been the most active drilling area in the Rocky Mountain Region. As a result, many of our leases in the Wyodak are in areas that have already been partially depleted or drained by earlier offset drilling. This may inhibit our ability to find economically recoverable quantities of natural gas in these areas.

Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

          Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2003, we had identified 1,577 gross drilling locations and, as of September 1, 2004, an additional 625 drilling locations in the Gibson Gulch field in the Piceance Basin. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, oil and natural gas prices, costs and drilling results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce natural gas or oil from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil, which could adversely affect the results of our drilling operations.

          Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. As a result, our drilling activities may not be successful or economical and our overall drilling success rate or our drilling success rate for activities in a particular area could decline.

          We often gather 3-D seismic over large areas. Our interpretation of seismic data delineates for us those portions of an area that we believe are desirable for drilling. Therefore, we may chose not to acquire option or lease rights prior to acquiring seismic data and, in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, it would result in our having made substantial expenditures to acquire and analyze 3-D data without having an opportunity to attempt to benefit from those expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

          Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•	unusual or unexpected geological formations;

•	pressures;

•	fires;

•	blowouts;

•	loss of drilling fluid circulation;

•	title problems;

•	facility or equipment malfunctions;

•	unexpected operational events;

•	shortages or delivery delays of equipment and services;

•	compliance with environmental and other governmental requirements; and

•	adverse weather conditions.

          Additionally, the coal beds in the Powder River Basin from which we produce methane gas frequently contain water, which may hamper our ability to produce gas in commercial quantities. The amount of coalbed methane that can be commercially produced depends upon the coal quality, the original gas content of the coal seam, the thickness of the seam, the reservoir pressure, the rate at which gas is released from the coal, and the existence of any natural fractures through which the gas can flow to the well bore. However, coal beds frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. The average life of a coal bed well is only five to six years. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce coalbed methane in commercial quantities.

          Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties.

          We ordinarily maintain insurance against various losses and liabilities arising from our operations; however, insurance against all operational risks is not available to us. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Thus, losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

          The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with sales of our equity securities, proceeds from bank borrowings and cash generated by operations. We intend to finance our capital expenditures with cash flow from operations and our existing financing arrangements. Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

          If our revenues or the borrowing base under our revolving credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Our revolving credit facility and the bridge loan we obtained to finance our acquisition of the Piceance Basin properties in September 2004 restrict our ability to obtain new financing. There can be no assurance as to the availability or terms of any additional financing.

          Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our natural gas and oil reserves.

Our credit facility and other debt financing have substantial restrictions and financial covenants and we may have difficulty obtaining additional credit, which could adversely affect our operations.

          We will depend on our revolving credit facility for future capital needs. The revolving credit facility and the bridge loan we obtained to finance our acquisition of the Piceance Basin properties in September 2004 restrict our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations. We also are required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under the revolving credit facility or other debt financing could result in a default under those facilities, which could cause all of our existing indebtedness to be immediately due and payable.

          The revolving credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion, based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 75% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under the revolving credit facility.

Substantially all of our producing properties are located in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

          Our operations are focused on the Rocky Mountain region, which means our producing properties are geographically concentrated in that area. In particular, a substantial portion of our proved oil and natural gas reserves are located in the Wind River Basin. At December 31, 2003, approximately 49% of our proved reserves and approximately 67% of our production were located in the Wind River Basin. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of natural gas produced from the wells in this basin.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

          Oil and natural gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. In certain areas, including parts of the Wind River and Uinta Basins, drilling and other oil and natural gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Properties that we buy may not produce as projected and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them.

          One of our growth strategies is to capitalize on opportunistic acquisitions of oil and natural gas reserves. However, our reviews of acquired properties are inherently incomplete because it generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues.

          Substantially all of our business activities are conducted through joint operating agreements under which we own partial interests in oil and natural gas properties. If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of our wells to adequately perform operations, or an operator’s breach of the applicable agreements, could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells, and use of technology. Because we do not have a majority interest in most wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

          Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline, gathering system capacity or processing facilities. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

Our hedging activities could result in financial losses or could reduce our income.

     To achieve a more predictable cash flow, to reduce our exposure to adverse fluctuations in the prices of oil and natural gas and to comply with credit agreement requirements, we currently, and may in the future, enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements for a portion of our oil and natural gas production expose us to the risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counter-party to the hedging contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

          In addition, these types of hedging arrangements limit the benefit we would receive from increases in the prices for oil and natural gas and may expose us to cash margin requirements.

The inability of one or more of our customers to meet their obligations may adversely affect our financial results.

          Substantially all of our accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the energy industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. In addition, our oil and natural gas hedging arrangements expose us to credit risk in the event of nonperformance by counterparties.

We depend on a limited number of key personnel who would be difficult to replace.

          We depend on the performance of our executive officers and other key employees, especially William J. Barrett, our Chairman and Chief Executive Officer. The loss of any member of our senior management or other key employees could negatively impact our ability to execute our strategy. We do not maintain key person life insurance policies on any of our employees.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

          The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

          Our exploration, development, production and marketing operations are regulated extensively at the federal, state and local levels. In addition, a portion of our leases in the Uinta basin are, and some of our future leases may be, regulated by Native American tribes. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Under these laws and regulations, we could also be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

          Our Powder River Basin coalbed methane exploration and production activities result in the discharge of large volumes of produced groundwater into adjacent lands and waterways. The ratio of methane gas to produced water varies over the life of the well. The environmental soundness of discharging produced groundwater pursuant to water discharge permits has come under increased scrutiny. Moratoriums on the issuance of additional water discharge permits, or more costly methods of handling these produced waters, may affect future well development. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of the regulatory agencies, or difficulties in negotiating required surface use agreements with land owners, or receiving other governmental approvals, could delay our Powder River Basin exploration and production activities and/or require us to make material expenditures for the installation and operation of systems and equipment for pollution control and/or remediation, all of which could have a material adverse effect on our financial condition or results of operations.

          Part of the regulatory environment in which we operate includes, in some cases, federal requirements for obtaining environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. In addition, our activities are subject to the regulation by oil and natural gas-producing states and Native American tribes of conservation practices and protection of correlative rights. These regulations affect our operations and limit the quantity of oil and natural gas we may produce and sell. A major risk inherent in our drilling plans is the need to obtain drilling permits from state, local and Native American tribal authorities. Delays in obtaining regulatory approvals, drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could have a material adverse effect on our ability to explore on or develop our properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability. Furthermore, we may be put at a competitive disadvantage to larger companies in our industry who can spread these additional costs over a greater number of wells and larger operating staff.

Risks Related to Our Common Stock

Our stock price may fluctuate significantly.

          The market price of our common stock could fluctuate significantly as a result of:

•	actual or anticipated quarterly variations in our operating results;

•	changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

•	announcements relating to our business or the business of our competitors;

•	conditions generally affecting the oil and natural gas industry;

•	the success of our operating strategy; and

•	the operating and stock price performance of other comparable companies.

Future sales of our common stock may cause our stock price to decline.

          Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

          The institutional investors, officers and directors, certain other previous investors, and purchasers through a directed share program in connection with the initial public offering of our common stock, which closed on December 15, 2004, are subject to agreements that limit their ability to sell our common stock held by them. These holders cannot sell or otherwise dispose of any shares of our common stock, subject to limited exceptions, for a period of at least 180 days after December 9, 2004, which period may be extended under limited circumstances, without the prior written approval of Goldman, Sachs & Co., which could, in its sole discretion, elect to permit resale of shares by existing stockholders, including its affiliates, prior to the lapse of the 180-day period.

Provisions in our certificate of incorporation and bylaws and Delaware law make it more difficult to effect a change in control of the company, which could adversely affect the price of our common stock.

          Delaware corporate law and our restated certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions include:

•	a classified board of directors;

•	giving the board the exclusive right to fill all board vacancies;

•	requiring a super-majority vote of the stockholders for the removal of directors;

•	permitting removal of directors only for cause and with a super-majority vote of the stockholders;

•	requiring special meetings of stockholders to be called only by the board;

•	requiring advance notice for stockholder proposals and director nominations;

•	prohibiting stockholder action by written consent;

•	prohibiting cumulative voting in the election of directors; and

•	allowing for authorized but unissued common and preferred shares, including shares used in a shareholder rights plan.

          These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

We have significant stockholders with the ability to influence our actions.

          Warburg Pincus Private Equity VIII, L.P. and entities affiliated with each of The Goldman Sachs Group, Inc. and J.P. Morgan Partners, LLC (each an “institutional investor”) beneficially own approximately 49% of our outstanding common stock as of the date of this prospectus. Accordingly, these stockholders may be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership makes it less likely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors also may delay or prevent a change in our management or voting control.

          Furthermore, conflicts of interest could arise in the future between us, on the one hand, and the institutional investors, on the other hand, concerning among other things, potential competitive business activities or business opportunities. None of the institutional investors is restricted from competitive oil and natural gas exploration and production activities or investments, and our certificate of incorporation contains a provision that permits the institutional investors to participate in transactions relating to the acquisition, development and exploitation of oil and natural gas reserves without making such opportunities available to us.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of shares covered by this prospectus. The selling stockholders will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

SELLING STOCKHOLDERS

          The 183,760 shares of our common stock covered by this prospectus are restricted shares, and are being registered for reoffers and resales by our present and former employees, officers or directors named in the table below, who acquired the shares pursuant to one of our “employee benefit plans” as that term is defined in Rule 405 of Regulation C under the Securities Act. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.

          The address of each stockholder listed below is care of Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, CO 80202.

					Number of shares
					to be beneficially
				Number of shares	owned if all
Name of Selling	Position with Bill	Number of shares		covered by this	shares offered
Stockholder	Barrett Corporation	beneficially owned(1)		prospectus	are hereby sold
W. Hollis Bairrington	Geologist	12,963		2,576	28,464
Nezhone Bandmann	Engineer	1,025		429	10,064
Fredrick J. Barrett	President	232,397	(2)	7,245	311,084	(2)
Terry R. Barrett	Geologist	182,512	(2)(3)	4,830	220,612	(2)(3)
William J. Barrett	Chief Executive Officer	1,038,219	(4)	26,085	1,225,190	(4)
Dominic J. Bazile II	Senior Vice President	161,247	(2)	4,830	209,347	(2)

					Number of shares
					to be beneficially
				Number of shares	owned if all
Name of Selling	Position with Bill	Number of shares		covered by this	shares offered
Stockholder	Barrett Corporation	beneficially owned(1)		prospectus	are hereby sold
Lynn M. Connelly	Systems Analyst	34,905	(5)	1,449	46,847	(5)
Rosemary Diener	Administrative Assistant	2,658		429	8,280
Curtis L. Ditzell	Geologist	7,715		1,717	21,369
James M. Felton	Public Relations	143,963	(2)	4,293	174,063	(2)
Thomas B. Foster	Controller	9,828		3,864	27,380
Tracy Galloway	Geologist	12,017		1,717	30,171
Lynn Boone Henry	Engineer	14,056		1,717	40,967
Gregory S. Hinds	Geologist	14,290		3,864	28,842
Robert W. Howard	Executive Vice President	194,320	(2)(6)	8,211	250,640	(2)(6)
Roger L. Jarvis	Director	18,368		4,293	55,614
J. Frank Keller	Chief Operating Officer	296,995	(7)	13,525	395,773	(7)
Ed Long	Geologist	12,443		2,146	30,838
Angelia McCrea	Accountant	4,274		1,288	11,723
Taber D. McGinley	Landman	8,290		2,146	22,618
William C. Mitchell	Landman	9,188		1,288	22,698
Peter Moreland	Geologist	7,057		1,717	22,160
Ron Morgenstern	Geologist	8,114		1,288	21,624
Kenneth R. Parrot	Geophysicist	11,668		1,717	23,771
Kurt M. Reinecke	Geologist	153,690	(2)(6)	4,830	191,790	(2)(6)
Steven L. Reinert	Geologist	5,757		2,576	24,392
John Sanchez	Engineer(8)	8,629		4,115	8,629
Philippe S.E. Schreiber	Director	41,953	(9)	6,440	79,199	(9)
David Sena	Financial Analyst(8)	6,303		1,789	6,303
Janice Tanabe	Engineering Technician	4,073		858	15,522
Thomas B. Tyree, Jr.	Chief Financial Officer	273,272	(10)	55,819	418,853	(10)
Kimberly S. Vickery	Geologist	36,226	(5)	1,449	46,168	(5)
Huntington T. Walker	Vice President	141,463	(2)	3,220	177,064	(2)

		3,109,878		183,760	4,208,059

(1) The number of shares beneficially owned by the selling stockholders includes restricted stock, as well as shares of common stock beneficially owned by the selling stockholders as of December 21, 2004.
(2) 108,032 of these shares are subject to vesting requirements based on the Selling Stockholder’s remaining an employee of the Issuer. 20% of these shares vested on each of January 31, 2002, 2003 and 2004 and an additional 20% of the shares vest on each of January 31, 2005 and 2006.
(3) Includes 1,356 shares held by trust in the name of Selling Stockholder’s minor children.
(4) The Selling Stockholder is the general partner of a limited liability limited partnership that is the record owner of 384,676 of these shares.
(5) 27,008 of these shares are subject to vesting requirements based on the Selling Stockholder’s remaining an employee of the Issuer. 20% of these shares vested on each of January 31, 2002, 2003 and 2004 and an additional 20% of the shares vest on each of January 31, 2005 and 2006.
(6) The Selling Stockholder is both a trustee and beneficiary of a trust that is the record owner of a portion of these securities.
(7) 203,416 of these shares are subject to vesting requirements based on the Selling Stockholder’s remaining an employee of the Issuer. 20% of these shares vested on each of January 31, 2002, 2003 and 2004 and an additional 20% of the shares vest on each of January 31, 2005 and 2006.
(8) Former employee.
(9) Includes securities owned by Selling Stockholder’s spouse.
(10) 85,877 of these shares are subject to vesting requirements based on the Selling Stockholder’s remaining an employee of the Issuer. 20% of these shares vested on each of January 31, 2002, 2003 and 2004 and an additional 20% of the shares vest on each of January 31, 2005 and 2006.

PLAN OF DISTRIBUTION

          The shares of common stock covered by this prospectus are being registered by us for the account of the selling stockholders.

          The shares of common stock offered by this prospectus may be sold from time to time directly by or on behalf of the selling stockholders in one or more transactions on the NYSE or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. If a selling stockholder is an employee, officer or director of the Company, he or she will be subject to the Company’s policies concerning trading and other transactions in the Company’s securities.

          The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in one or more transactions, which may involve crosses or block transactions, including:

•	on the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on the NYSE or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or these other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	any combination of the foregoing.

          In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell the shares short and deliver these shares to close out short positions, or loan or pledge the shares to broker-dealers or other financial institutions that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

          In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. A selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our common stock by the selling stockholders and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our common stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

          To the extent required, the shares to be sold, the names of the persons selling the shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          We are bearing all of the fees and expenses relating to the registration of the shares of common stock. Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the shares will be borne by the selling stockholders. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

          In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the stock being offered hereby.

          The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

          We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

          Francis B. Barron, Esq., our Senior Vice President — General Counsel will pass upon the validity of the shares offered in this prospectus. As of the date of this prospectus, Mr. Barron beneficially owns 24,257 shares of our common stock and holds options to acquire 42,692 shares of our common stock under our stock option plans.

EXPERTS

          The Bill Barrett Corporation consolidated financial statements as of December 31, 2002 and 2003 and for the period January 7, 2002 (inception) through December 31, 2002 and for the year ended December 31, 2003 appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and incorporated by reference into this prospectus, which is part of this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of stock-based compensation and earnings per share as described in Note 17 to the consolidated financial statements) and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The statements of revenues and direct operating expenses for the year ended December 31, 2001 and the period from January 1, 2002 through March 28, 2002 of the Wind River Acquisition Properties appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and incorporated by reference into this prospectus, which is part of this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The statement of revenues and direct operating expenses for the Wind River, Powder River and Williston Basin Acquisition Properties for the period from January 1, 2002 through December 15, 2002 appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered accounting firm, appearing elsewhere in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act, and upon the authority of said firm as experts in accounting and auditing.

          The statements of revenues and direct operating expenses for the years ended December 31, 2002 and 2003 of the Piceance Basin Acquisition Properties appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and incorporated by reference into this prospectus, which is part of this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Information included and incorporated by reference in this prospectus regarding our estimated quantities of natural gas and oil reserves were prepared by us. Our reserve estimates were reviewed in part by Ryder Scott Company, L.P., and Netherland, Sewell & Associates, Inc., independent petroleum engineers, as stated in their respective review reports with respect thereto. The review reports of Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc. for our reserves as of December 31, 2003 and June 30, 2004 are attached as Appendices B and C, respectively, to our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and have been so incorporated by reference in reliance upon the authority of said firms as experts with respect to the matters covered by their reports and the giving of their reports. Additionally, Ryder Scott Company, L.P. reviewed our reserve estimates as of September 1, 2004 for the Piceance Basin Acquisition Properties, which review report appears in Appendix B to our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act and is incorporated by reference herein in reliance upon the authority of said firm as an expert with respect to the matters covered by its report and the giving of its report.

          No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus. The prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof

          Bill Barrett Corporation has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement under the Securities Act with respect to the shares offered hereby. This prospectus omits certain information contained in the Registration Statement. The information omitted may be obtained from the Securities and Exchange Commission upon payment of the regular charge therefore.

183,760 Shares

Bill Barrett Corporation

Common Stock

REOFFER PROSPECTUS

December 23, 2004

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed with the SEC are incorporated by reference in this Registration Statement:

(1)	Our prospectus filed on December 13, 2004 pursuant to Rule 424(b)(4) under the Securities Act;

(2)	Our current reports on Form 8-K as filed on December 15, and December 20, 2004; and

(3)	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-32367) filed with the SEC pursuant to Section 12(b) of the Exchange Act on December 2, 2004, as amended on December 20, 2004, and including any other amendment or report filed for the purpose of updating such description.

          In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          The validity of the shares of common stock covered by this Registration Statement covered by this Registration Statement has been passed upon the Company by Francis B. Barron, Senior Vice President — General Counsel of the Company. As of the date of this Registration Statement, Mr. Barron beneficially owns 24,257 shares of our common stock and holds options to acquire 42,692 shares of our common stock under our stock option plans..

Item 6. Indemnification of Directors and Officers.

          Our bylaws provide that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify our directors, officers, and if the board of directors so determines, employees and agents in connection with any threatened, pending or completed legal proceeding against all liability and loss suffered and expenses reasonably incurred by any such person in connection with any legal proceeding in which the person is involved by reason of the fact that the person is or was an director, officer, employee or agent of our company.

          We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, and are required to pay within 60 days reasonable amounts related to a settlement or judgment. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

          Our restated certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

          Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          We have also entered into indemnification agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and bylaws and to provide additional procedural protections. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our restated certificate of incorporation, bylaws and applicable law.

          Although the above discussion summarizes the material provisions of our restated certificate of incorporation, bylaws and indemnification agreements and Section 145 of the Delaware General Corporation Law, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7. Exemption from Registration Claimed.

          The securities that are to be reoffered or resold pursuant to this Registration Statement were issued pursuant to our employee benefit plans in transactions that were exempt from registration under Rule 701 of the Securities Act.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibits
4.1	Restated Certificate of Incorporation of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.4 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.2 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.3	Bylaws of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.5 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

Exhibit
Number	Description of Exhibits
4.4	Specimen Certificate of Common Stock (incorporated by reference to Exhibit No. 4.1 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.5	Rights Agreement dated as of December 15, 2004 by and between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit No. 4.4 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.6	Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan (incorporated by reference to Exhibit No. 10.12 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.7	Bill Barrett Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit No. 10.15 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.8	Bill Barrett Corporation 2004 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.21 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on October 13, 2004).

5.1*	Opinion of Francis B. Barron, Senior Vice President — General Counsel of Bill Barrett Corporation, regarding the validity of the securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers.

23.4*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers.

23.5*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers concerning Piceance Basin Acquisition Properties.

23.7*	Consent of Francis B. Barron (included in Exhibit 5.1 filed herewith).

24.1*	Powers of Attorney (included on signature page hereto).

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(g) of the Exchange Act that are incorporated by reference to the Registration Statement; and

(2)	that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado on December 23, 2004.

BILL BARRETT CORPORATION

By:	/s/ William J. Barrett

William J. Barrett
Chairman and Chief Executive Officer

POWER OF ATTORNEY

          The undersigned directors and officers of Bill Barrett Corporation hereby constitute and appoint William J. Barrett, J. Frank Keller and Thomas B. Tyree, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post effective amendments) to said Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the listed capacities on December 23, 2004:

Name	Title
/s/ William J. Barrett	Chairman of the Board of Directors and Chief
Executive Officer (Principal Executive Officer)
William J. Barrett

/s/ Thomas B. Tyree, Jr.	Chief Financial Officer
(Principal Financial Officer)
Thomas B. Tyree, Jr.

/s/ Robert W. Howard	Executive Vice President-Finance and Investor
Relations, and Treasurer (Principal Accounting Officer)
Robert W. Howard

/s/ Richard Aube	Director

Richard Aube

/s/ Fredrick J. Barrett	Director

Fredrick J. Barrett

S-1

Name	Title
/s/ Henry Cornell	Director

Henry Cornell

/s/ Jeffrey A. Harris	Director

Jeffrey A. Harris

/s/ Roger L. Jarvis	Director

Roger L. Jarvis

/s/ James M. Fitzgibbons	Director

James M. Fitzgibbons

/s/ J. Frank Keller	Director

J. Frank Keller

/s/ Philippe S. E. Schreiber	Director

Philippe S. E. Schreiber

/s/ Randy Stein	Director

Randy Stein

S-2

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits
4.1	Restated Certificate of Incorporation of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.4 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.2 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.3	Bylaws of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.5 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.4	Specimen Certificate of Common Stock (incorporated by reference to Exhibit No. 4.1 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.5	Rights Agreement dated as of December 15, 2004 by and between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit No. 4.4 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.6	Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan (incorporated by reference to Exhibit No. 10.12 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.7	Bill Barrett Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit No. 10.15 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.8	Bill Barrett Corporation 2004 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.21 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on October 13, 2004).

5.1*	Opinion of Francis B. Barron, Senior Vice President — General Counsel of Bill Barrett Corporation, regarding the validity of the securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers.

23.4*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers.

23.5*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers concerning Piceance Basin Acquisition Properties.

23.7*	Consent of Francis B. Barron (included in Exhibit 5.1 filed herewith).

24.1*	Powers of Attorney (included on signature page hereto).

*Filed herewith.